MIVA Announces Outsourcing and Optimization Plan

Expected Savings of More than $20 Million over Initial Seven Year Contract

FORT MYERS, Fla. – May 14, 2007 – MIVA, Inc. (NASDAQ: MIVA), today announced an outsourcing and optimization plan that is expected to significantly improve operating efficiencies, business and technical operations under a master services agreement with Perot Systems.

A key component of the plan is an IT infrastructure and business process outsourcing initiative to migrate certain service, development and support functions – including IT infrastructure services, application development and maintenance, transactional accounting services and MIVA Media support services to Perot Systems. Additionally, the plan is expected to integrate MIVA Media’s various ad management and auction platforms across the U.S. and Europe onto a single new global application.

“We are very pleased to work with Perot Systems given their expertise and global scale. We believe the plan is consistent with our goal for maintaining prudent cost controls and will enable us to focus on our core strategic objectives. We expect to gain efficiencies and greater flexibility in our cost structure while we maintain focus on continuing our transition into more of a consumer-oriented direct marketer. On the Media side of our business, over the next year, the plan should allow us to integrate all of our ad management and auction platforms and we anticipate realizing value through a variety of new monetization vehicles for our advertisers, in addition to our current pay per click offering,” said Peter Corrao, chief executive officer of MIVA.

“We look forward to becoming an integral part of MIVA’s continued business success and identifying solutions to distinguish them in their market place,” said Eric Hutto, vice president of Perot Systems’ consumer business segment.

Savings generated by the plan are expected to total more than $20 million over the initial seven year term of the contract, with a modest benefit to operating expenses during 2007, due primarily to the cost of the global application program. The expected savings are exclusive of additional development projects which the Company may undertake from time to time with Perot Systems.

Total costs of the initiatives are estimated at approximately $40 million. Nearly all the costs will be charged to operating expenses and include consulting, relocation and other transition expenses associated with these actions.

At the end of April 2007, the Company had approximately 310 active employees. With the outsourcing and optimization plan, the Company’s employee base is expected to decline by approximately 50 employees, resulting in approximately 260 active employees by the end of September 2007, a decrease of 141 employees from December 31, 2006. It is expected that approximately 29 MIVA employees will transition to become employees of Perot Systems.

With respect to the workforce reductions, the Company expects to incur total restructuring charges in the quarter ended June 30, 2007 related to one-time employee severance and related costs of approximately $0.3 million.

About MIVA®, Inc.
MIVA, Inc. is an online advertising and media company that operates across the US and Europe. MIVA’s mission is to deliver valuable digital audiences to advertisers, which is achieved through two distinct divisions: MIVA Media, which offers Pay-Per-Click Ads across both vertical and contextual networks and MIVA Direct, which offers display and toolbar advertising solutions and focuses on the development and monetization of consumer sites.

About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2006 revenue of $2.3 billion. The company has more than 22,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com/.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “will,” “plan,” “intend,” “believe” or “expect’” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) the anticipated cost savings associated with implementation of the plan, (2) our ability to stabilize cash and return to positive operating margins, (3) the size of the actual decline in headcount, (4) the timing of the completion of the plan, (5) the estimated charges for the restructuring and the timing of the recording thereof, and (6) our ability to integrate onto one technology platform. Additional key risks are described MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2006, and the most recently filed quarterly report on Form 10-Q. MIVA undertakes no obligation to update the information contained herein.

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